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BOK Financial Promotes Derek Martin to Consumer Banking Executive

Tulsa, Okla. (Nov. 16, 2018) – BOK Financial (NASDAQ: BOKF) announced today that Derek Martin has been named the successor to Pat Piper and will be the executive vice president for the Consumer Banking division effective Nov. 30, 2018.

Nearing the end of his 37th year with BOK Financial, Piper decided in July to conclude his banking career. Piper notes, “I’ve had an amazing career full of challenge, personal growth, fun, and excitement. Leading the consumer bank for the past 10 years through what has arguably been the most transformative decade in banking history has been incredibly rewarding. Now it’s time for the next leader to navigate this constantly changing course. I have every confidence that Derek Martin will be successful in leading the continued transformative change confronting the Consumer and Mortgage lines of business.”

Martin joined BOK Financial in 1994 and has held a variety of roles across the consumer bank. Prior to his current position, he was the head of Strategic Services, which was responsible for strategy, digital banking and origination, business intelligence and analytics, operations, contact center, small business, credit delivery and various product lines. In his new role, he will report to President and CEO Steve Bradshaw and serve on the company’s executive leadership team, which drives overall strategy for the organization.

“Derek understands the critical importance data analytics play in optimizing client experience and the desire consumers have to utilize multiple channels to accomplish their banking needs,” Bradshaw said. “It takes tremendous adaptive skills to respond to the fast-paced changes in today’s digital-driven consumer banking. He is passionate about the business, embraces our culture, and embodies our core values."

Like Piper before him, Martin will oversee all elements of retail banking — Consumer and Mortgage — as well as the Corporate Marketing team. While Mortgage and Marketing have their unique differences, they will both benefit from Martin’s pulse on the banking industry’s changing environment due to digital advances and more discerning clients.

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About BOK Financial Corporation
BOK Financial Corporation is a $38 billion regional financial services company based in Tulsa, Oklahoma. The company's stock is publicly traded on NASDAQ under the Global Select market listings (BOKF). BOK Financial's holdings include BOKF, NA, BOK Financial Securities, Inc., and The Milestone Group, Inc. BOKF, NA operates TransFund, Cavanal Hill Investment Management, BOK Financial Asset Management, Inc., and seven banking divisions: Bank of Albuquerque, Bank of Arizona, Bank of Arkansas, Bank of Oklahoma, Bank of Texas, Colorado State Bank and Trust, and Mobank. Through its subsidiaries, the company provides commercial and consumer banking, investment and trust services, mortgage origination and servicing, and an electronic funds transfer network. For more information, visit www.bokf.com.